NOTIFICATION OF THE REMOVAL FROM LISTING AND REGISTRATION OF THE STATED SECURITIES The New York Stock Exchange hereby notifies the SEC of its intention to remove the entire class of the stated securities from listing and registration on the Exchange at the opening of business on February 11, 2022, pursuant to the provisions of Rule 12d2-2 (a). [ X ] 17 CFR 240.12d2-2(a)(3) That on January 31, 2022 the instruments representing the securities comprising the entire class of this security came to evidence, by operation of law or otherwise, other securities in substitution therefore and represent no other right except, if such be the fact, the right to receive an immediate cash payment. Pursuant to an offer to purchase and merger between Santander Consumer USA Holdings Inc. and Max Merger Sub, Inc., a direct wholly-owned subsidiary of Santander Holdings USA, Inc., and an indirect wholly-owned subsidiary of Banco Santander, S.A., which became effective before market open on January 31, 2022, each outstanding share of Common Stock of Santander Consumer USA Holdings Inc. not previously tendered was converted into $41.50 per share. The Exchange also notifies the Securities and Exchange Commission that as a result of the above indicated conditions this security was suspended from trading on January 31, 2022.